Exhibit 23.4

January 4, 2016

Canadian Solar Inc.

545 Speedvale Avenue West
Guelph, Ontario, Canada N1K 1E6

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the registration statement on Form F-3, filed by Canadian Solar Inc. on January 4, 2016, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm